    As filed with the Securities and Exchange Commission on February 6, 1998

                                           Registration No. 333-________________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------

                               EMCORE CORPORATION
               (Exact name of issuer as specified in its charter)

        NEW JERSEY                                 22-2746503
  (State or other jurisdiction         (IRS Employer Identification No.)
of incorporation or organization)

                394 ELIZABETH AVENUE, SOMERSET, NEW JERSEY 08873
             (Address of principal executive offices)    (Zip Code)

                            ------------------------
                           MICROOPTICAL DEVICES, INC.
                             1996 STOCK OPTION PLAN
                            (Full title of the plan)

                            -----------------------
                               THOMAS G. WERTHAN
                   VICE PRESIDENT, FINANCE AND ADMINISTRATION
                               EMCORE CORPORATION
                394 ELIZABETH AVENUE, SOMERSET, NEW JERSEY 08873
                    (Name and address of agent for service)
                                 (732) 271-9090
         (Telephone number, including area code, of agent for service)

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================
                                                                 Proposed       Proposed
          Title of                                               Maximum        Maximum
         Securities                Amount         Offering      Aggregate      Amount of
            to be                   to be          Price         Offering     Registration
         Registered             Registered(1)   per Share(2)     Price(2)         Fee
-----------------------------   -------------   ------------   ------------   ------------
MicroOptical Devices, Inc.
1996 Stock Option Plan
-----------------------------
Common Stock                       200,996          $0.50       $100,498         $100.00

=================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the MicroOptical Devices, Inc. 1996 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

    Emcore Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

    (a) The Registrant's prospectus filed on March 7, 1997 relating to an initial public offering of Common Stock, pursuant to Rule 424(b) under the Securities Exchange Act of 1934 (the "1934 Act"), and containing audited financial statements for the Registrant's most recent fiscal year.

    (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997, filed with the Commission on May 15, 1997 and August 15, 1997, respectively, and any amendments thereto.

    (c) The Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 29, 1997, and any amendments thereto.

    (d) The Registrant's Current Report on Form 8-K, filed with the Commission on December 22, 1997, and any amendments thereto.

    (e) The Registrant's Registration Statement No. 000-22175 on Form 8-A filed with the Commission on February 26, 1997, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

    All reports and definitive proxy or information statements filed pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities
         -------------------------

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Not Applicable.


Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the full extent permitted by New Jersey law, including in circumstances in which indemnification is otherwise discretionary under New Jersey law. Section 14A:2-7 of the New Jersey Business Corporation Act provides that a New Jersey corporation's:

    "certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest."

    In addition, Section 14A:3-5 (1995) of the New Jersey Business Corporation Act (1995) provides as follows:

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

(1)  As used in this section,

    (a) "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

    (b) "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

    (c) "Expenses" means reasonable costs, disbursements and counsel fees;

    (d) "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

    (e) "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

    (f) References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

    (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if:

    (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

    (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

    (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

    (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

    (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

    (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

    (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

    (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

    (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

    (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

    (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

    (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

    (b)   Application for such indemnification may be made:

    (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

    (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

    The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other person as it may designate in such manner as it may require.

    (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

    (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

    (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

    (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

    (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

         Not Applicable.

Item 8.  Exhibits
         --------

    Exhibit Number  Exhibit
    --------------  -------

         4.0 Instruments Defining Rights of Shareholders. Reference is made to Registrant's Registration Statement No. 000-22175 on Form 8-A which is incorporated herein by reference pursuant to Item 3(c).

         5.0        Opinion of Brobeck, Phleger & Harrison LLP.
         23.1       Consent of Independent Accountants - Coopers & Lybrand
                    L.L.P.
         23.2       Consent of Independent Accountants - Arthur Andersen LLP.
         23.3       Consent of Brobeck, Phleger & Harrison LLP is contained in
                    Exhibit 5.
         24.0 Power of Attorney. Reference is made to page II-4 of this Registration Statement.
         99.1       MicroOptical Devices, Inc. 1996 Stock Option Plan.
         99.2 Form of Notice of Grant of Stock Option and Stock Option Agreement in connection with the MicroOptical Devices, Inc. 1996 Stock Option Plan.
         99.3       Form of Stock Option Assumption Agreement.

Item 9.  Undertakings
         ------------

  A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if
           --------
the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the MicroOptical Devices, Inc. 1996 Stock Option Plan.

  B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6 or otherwise, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on this 5th day of February, 1998.

                                    EMCORE CORPORATION

                                    By /s/  Thomas G. Werthan
                                      ________________________________________
                                      Thomas G. Werthan
                                      Vice President, Finance and Administration
                                      and Chief Financial Officer



KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Reuben F. Richards, Jr. and Thomas G. Werthan and each of them acting individually, as such person's true and lawful attorneys-in-fact and agents, each with full power of substitution, for such person, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:



Signatures                  Title                                           Date
----------                  -----                                           ----

/s/ Reuben F. Richards, Jr.  President, Chief Executive                      February 5, 1998
-----------------------      Officer and Director (Principal
Reuben F. Richards, Jr.      Executive Officer)


/s/ Thomas G. Werthan        Vice President, Chief Financial Officer,        February 5, 1998
-----------------------      Secretary and Director
Thomas G. Werthan            (Principal Accounting and Finance Officer)



/s/ Thomas J. Russell        Chairman of the Board                           February 5, 1998
-----------------------      and Director
Thomas J. Russell


Signatures                 Title                                           Date
----------                 -----                                           ----

/s/ Richard A. Stall        Director                                        February 5, 1998
-----------------------
Richard A. Stall


/s/ Robert Louis-Dreyfus    Director                                        February 5, 1998
-----------------------
Robert Louis-Dreyfus


/s/ Hugh H. Fenwick         Director                                        February 5, 1998
-----------------------
Hugh H. Fenwick


/s/ Shigeo Takayama         Director                                        February 5, 1998
-----------------------
Shigeo Takayama


/s/ Charles Scott           Director                                        February 5, 1998
-----------------------
Charles Scott

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    EXHIBITS

                                       TO

                                    FORM S-8

                                     UNDER

                             SECURITIES ACT OF 1933


                               EMCORE CORPORATION

                                 EXHIBIT INDEX
                                 -------------


     Exhibit Number  Exhibit
     --------------  -------

            4.0 Instruments Defining Rights of Shareholders. Reference is made to Registrant's Registration Statement No. 000-22175 on Form 8-A which is incorporated herein by reference pursuant to Item 3(c).

            5.0      Opinion of Brobeck, Phleger & Harrison LLP.
           23.1      Consent of Independent Accountants - Coopers & Lybrand
                     L.L.P.
           23.2      Consent of Independent Accountants - Arthur Andersen LLP.
           23.3      Consent of Brobeck, Phleger & Harrison LLP is contained in
                     Exhibit 5.
           24.0 Power of Attorney. Reference is made to page II-4 of this Registration Statement.
           99.1      MicroOptical Devices, Inc. 1996 Stock Option Plan.
           99.2 Form of Notice of Grant of Stock Option and Stock Option Agreement in connection with the MicroOptical Devices, Inc. 1996 Stock Option Plan.
           99.3      Form of Stock Option Assumption Agreement.